Exhibit 99.1

News Release

Investor Contacts:	Milt Childress
Executive Vice President and Chief Financial Officer

James Gentile
Vice President, Investor Relations

Phone:	704-731-1527

Email:	investor.relations@enproindustries.com

EnPro Industries, Inc. 5605 Carnegie Boulevard Charlotte, North Carolina, 28209 www.enproindustries.com

Enpro Reports Strong First Quarter 2023 Results

First Quarter 2023 Highlights
(All results reflect comparisons to prior-year period, from continuing operations, unless otherwise noted)
(*Non-GAAP measure. See the attached schedules for adjustments and reconciliations to GAAP numbers)

•Sales of $282.6 million up 4.6%; organic sales up 6.3%

•Income from continuing operations attributable to EnPro Industries, Inc. was $26.0 million compared to $11.9 million last year

•Adjusted EBITDA* up 16.3% to $68.6 million; adjusted EBITDA margin* up over 240 bps to 24.3%

•Diluted earnings per share from continuing operations attributable to EnPro Industries, Inc. of $1.24, compared to $0.57 last year

•Adjusted diluted earnings per share* from continuing operations attributable to EnPro Industries, Inc. up 25.0% to $1.95 versus $1.56 last year

•Sealing Technologies segment achieved record profitability

•Maintain full year 2023 guidance for revenue growth of flat to low-single digits, adjusted EBITDA of $248-$260 million and adjusted diluted earnings per share of $6.45 to $7.05 per share

CHARLOTTE, N.C., May 2, 2023 -- EnPro Industries, Inc. (NYSE: NPO) today announced its financial results for the three months ended March 31, 2023.

“Enpro started the year with another outstanding quarter of execution as we delivered strong organic sales growth and margin expansion, driven by record performance in the Sealing Technologies segment,” said Eric Vaillancourt, President and Chief Executive Officer. “Despite the current weakness in the semiconductor market, we continue to expect strong growth in the Advanced Surface Technologies segment over a multi-year period. Our focus remains on delivering differentiated and critical products and solutions in a variety of growing industrial technology markets to drive profitable growth."

Mr. Vaillancourt continued, “Solid cash generation enabled us to further reduce our net leverage to 1.6x in the quarter. Our strong balance sheet provides us with flexibility to invest in compelling organic growth and productivity opportunities, while prudently considering acquisitions that meet our strategic and financial criteria. With our resilient business model and high-margin portfolio of innovative, differentiated solutions, Enpro is well positioned to generate significant long-term value for all stakeholders and thrive in a variety of economic environments."

Financial Highlights
(Dollars in millions except per share data)

	Quarters Ended March 31,
	2023	2022	Change
Net Sales	$282.6	$270.1	4.6%
Income from Continuing Operations Attributable to EnPro Industries, Inc.	$26.0	$11.9	118.5%
Diluted Earnings Per Share from Continuing Operations Attributable to EnPro Industries, Inc.	$1.24	$0.57	117.5%
Adjusted Net Income from Continuing Operations Attributable to EnPro Industries, Inc.*	$40.7	$32.4	25.6%
Adjusted Diluted Earnings Per Share from Continuing Operations*	$1.95	$1.56	25.0%
Adjusted EBITDA*	$68.6	$59.0	16.3%
Adjusted EBITDA Margin*	24.3%	21.8%
*Non-GAAP measure. See the attached schedules for adjustments and reconciliations to GAAP numbers.

First Quarter 2023 Consolidated Results

Sales of $282.6 million increased 4.6% compared to the first quarter of 2022. Revenue grew as a result of volume increases in the aerospace, nuclear energy, general industrial and commercial vehicle markets, as well as the contribution from pricing actions in response to inflationary pressures, partially offset by the near-term slowdown in semiconductor markets. Excluding the impacts of divested businesses and foreign exchange translation, sales grew 6.3% year-over-year.

Corporate expenses of $10.7 million in the first quarter of 2023 decreased from $12.9 million in the first quarter of 2022, driven primarily by lower incentive compensation accruals and reduced restructuring and professional expenses.

Income from continuing operations attributable to EnPro Industries, Inc. was $26.0 million, compared to $11.9 million in the prior-year period. Diluted earnings per share attributable to EnPro Industries, Inc. was $1.24, compared to $0.57 in the prior-year period. This 117.5% increase reflects the strong operating performance in the first quarter, including the control of SG&A costs in an inflationary environment, as well as the impact of the amortization of an inventory fair value adjustment in the first quarter of 2022 primarily associated with the acquisition of NxEdge.

Adjusted net income from continuing operations attributable to EnPro Industries, Inc. of $40.7 million increased 25.6% compared to the first quarter of 2022 and adjusted diluted earnings per share from continuing operations increased 25.0% to $1.95, compared to $1.56 in the prior-year period.

Adjusted EBITDA of $68.6 million increased 16.3% compared to the prior-year period driven primarily by volume growth and positive mix in Sealing Technologies and pricing initiatives, partially offset by weakness in areas of the semiconductor market and by labor and material cost increases across the company. Adjusted EBITDA margin of 24.3% was up more than 240 basis points compared to the prior-year period.

First Quarter 2023 Segment Highlights
(All results reflect comparisons to prior-year period unless otherwise noted)

Sealing Technologies - Safeguarding environments with critical applications in diverse end markets
Garlock, STEMCO, and Technetics Group

	Quarters Ended March 31,
(Dollars in millions)	2023	2022	Change
Sales	$173.3	$153.6	12.8%
Adjusted Segment EBITDA	$49.7	$34.3	44.9%
Adjusted Segment EBITDA Margin	28.7%	22.3%

•Sales increased 12.8% versus the prior-year period driven by strong demand in the aerospace, general industrial, nuclear and commercial vehicle markets, along with the positive impact of pricing initiatives in response to inflationary pressures. Excluding results of the business divested in the fourth quarter of 2022 and foreign exchange translation, sales increased 15.1% versus the prior-year period.
•Adjusted segment EBITDA of $49.7 million was up 44.9% year-over-year, with adjusted EBITDA margins expanding approximately 640 basis points, as strong volume and price increases offset rising material and labor costs. Excluding the impacts of the divestiture and foreign exchange translation, adjusted segment EBITDA increased 48.5% compared to the prior-year period.

Advanced Surface Technologies - Leading edge precision manufacturing, coatings, cleaning and refurbishment solutions and innovative optical filter products — NxEdge, Technetics Semi, LeanTeq, and Alluxa

	Quarters Ended March 31,
(Dollars in millions)	2023	2022	Change
Sales	$109.4	$116.7	(6.3)%
Adjusted Segment EBITDA	$29.5	$34.9	(15.5)%
Adjusted Segment EBITDA Margin	27.0%	29.9%

•Sales decreased 6.3% versus the prior-year period driven by the current slowdown in semiconductor capital equipment spending. Excluding foreign exchange translation, sales decreased 5.3% year-over-year.
•Adjusted segment EBITDA decreased 15.5% versus the prior-year period and segment EBITDA margins declined 290 basis points, driven primarily by the decline in volume, unfavorable mix, and higher material and labor costs. Excluding the impact of foreign exchange translation, adjusted segment EBITDA decreased 13.5% compared to the prior-year period.

Balance Sheet, Cash Flow and Capital Allocation

The company generated $26.4 million of cash flow from operating activities of continuing operations during the three months ended March 31, 2023 and $21.4 million of free cash flow, net of $5.0 million in capital expenditures. This compares to $27.4 million of cash flow from operating activities of continuing operations, or $24.4 million of free cash flow, net of $3.0 million in capital expenditures. During the first quarter, the company paid a regular quarterly dividend of $0.29 per share, with dividend payments totaling $6.2 million.

Enpro ended the first quarter with total debt of $786.8 million and cash of $336.1 million and $35.0 million of short-term liquid investments. Outstanding letters of credit totaled $10.8 million.

Quarterly Dividend

EnPro Industries, Inc. declared a regular quarterly dividend of $0.29 per share on April 28, 2023. The dividend is payable June 14, 2023 to shareholders of record as of the close of business on May 31, 2023.

2023 Guidance

EnPro Industries, Inc. continues to expect 2023 revenue growth in the flat-to-low single digits, adjusted EBITDA is in the range of $248 million to $260 million and adjusted diluted earnings per share in the range of $6.45 to $7.05 per share.

Conference Call, Webcast Information, and Presentations

Enpro will hold a conference call today, May 2, at 8:30 a.m. Eastern Time to discuss first quarter 2023 financial results. Investors who wish to participate in the call should dial 1-877-407-0832 approximately 10 minutes before the call begins and provide conference access code 13725737. A live audio webcast of the call and accompanying slide presentation will be accessible from the company’s website, https://www.enproindustries.com. To access the earnings presentation, log on to the webcast by clicking the link on the company’s home page.

Primary Segment Operating Performance Measure

The primary metric used by management to allocate resources and assess segment performance is adjusted segment EBITDA, which is segment revenue reduced by operating expenses and other costs identifiable with the segment, excluding acquisition and divestiture expenses, restructuring costs, impairment charges, non-controlling interest compensation, amortization of the fair value adjustment to acquisition date inventory, and depreciation and amortization. Expenses not directly attributable to the segments, corporate expenses, net interest expense, gains/losses related to the sale of assets, and income taxes are not included in the computation of adjusted segment EBITDA. Under U.S. generally accepted accounting principles (“GAAP”), the primary metric used by management to allocate resources and assess segment performance is required to be disclosed in financial statement footnotes, and accordingly such metric as presented for each segment is not deemed to be a non-GAAP measure under applicable regulations of the Securities and Exchange Commission.

Non-GAAP Financial Information

This press release contains financial measures that have not been prepared in conformity with GAAP. They include adjusted net income attributable to EnPro Industries, Inc., adjusted diluted earnings per share attributable to EnPro Industries, Inc., adjusted EBITDA, adjusted EBITDA margin, total adjusted segment EBITDA and free cash flow. Tables showing the reconciliation of these historical non-GAAP financial measures to the comparable GAAP measures are attached to the release. Adjusted EBITDA and adjusted diluted earnings per share anticipated for full year 2023 are calculated in a manner consistent with the historical presentation of these measures in the attached tables. Because of the forward-looking nature of these estimates, it is impractical to present quantitative reconciliations of such measures to comparable GAAP measures, and accordingly no such GAAP measures are being presented.

Management believes these non-GAAP metrics are commonly used financial measures for investors to evaluate the company’s operating performance and, when read in conjunction with the company’s consolidated financial statements, present a useful tool to evaluate the company’s ongoing operations and performance from period to period. In addition, these are some of the factors the company uses in internal evaluations of the overall performance of its businesses. Management acknowledges that there are many items that impact a company’s reported results and the adjustments reflected in these non-GAAP measures are not intended to present all items that may have impacted these results. In addition, these non-GAAP measures are not necessarily comparable to similarly titled measures used by other companies.

Forward-Looking Statements and Guidance

Statements in this press release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They

involve a number of risks and uncertainties that may cause actual events and results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to: economic conditions in the markets served by our businesses and the businesses of our customers, some of which are cyclical and experience periodic downturns; the impact of geopolitical activity on those markets, including instabilities associated with the armed conflict in Ukraine and any conflict or threat of conflict that may affect Taiwan; uncertainties with respect to the imposition of government embargoes, tariffs and trade protection measures, such as “anti-dumping” duties applicable to classes of products, and import or export licensing requirements, as well as the imposition of trade sanctions against a class of products imported from or sold and exported to, or the loss of “normal trade relations” status with, countries in which we conduct business, could significantly increase our cost of products or otherwise reduce our sales and harm our business; uncertainties with respect to the duration and severity of impacts from the COVID-19 pandemic on our operations, and the operations and businesses of our customers and vendors, including impacts on the general economy and the markets served by our customers, as well as supply chain disruptions and materials cost increases that are not passed along to our customers; uncertainties with respect to prices and availability of raw materials, including as a result of the COVID-19 pandemic or instabilities from geopolitical conflicts; uncertainties with respect to our ability to achieve anticipated growth within the semiconductor, life sciences, and other technology-enabled markets; the impact of fluctuations in relevant foreign currency exchange rates or unanticipated increases in applicable interest rates; unanticipated delays or problems in introducing new products; the impact of any labor disputes; announcements by competitors of new products, services or technological innovations; changes in our pricing policies or the pricing policies of our competitors; risks related to the reliance of our Advanced Surface Technologies segment on a small number of significant customers; uncertainties with respect to our ability to identify and complete business acquisitions consistent with our strategy and to successfully integrate any businesses that we acquire; and uncertainties with respect to the amount of any payments required to satisfy contingent liabilities, including those related to discontinued operations, other divested businesses and discontinued operations of our predecessors, including liabilities for certain products, environmental matters, employee benefit and statutory severance obligations and other matters. Enpro’s filings with the Securities and Exchange Commission, including its most recent Form 10-K, describe these and other risks and uncertainties in more detail. Enpro does not undertake to update any forward-looking statements made in this press release to reflect any change in management's expectations or any change in the assumptions or circumstances on which such statements are based.

Full-year guidance is subject to the risks and uncertainties discussed above and specifically excludes changes in the number of shares outstanding, impacts from future and pending acquisitions, dispositions and related transaction costs, restructuring costs, incremental impacts of tariffs and trade tensions on market demand and costs subsequent to March 31, 2023, and the impact of foreign exchange rate changes subsequent to that date.

About Enpro

Enpro is a leading industrial technology company focused on critical applications across many end-markets, including semiconductor, photonics, industrial process, aerospace, food and pharma and life sciences. Enpro is listed on the New York Stock Exchange under the symbol “NPO”. For more information about Enpro, visit the company’s website at http://www.enproindustries.com.

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APPENDICES

Consolidated Financial Information and Reconciliations

EnPro Industries, Inc.
Consolidated Statements of Operations (Unaudited)
For the Three Months Ended March 31, 2023 and 2022
(In Millions, Except Per Share Data)
	2023	2022
Net sales	$282.6	$270.1
Cost of sales	166.5	175.4
Gross profit	116.1	94.7
Operating expenses:
Selling, general and administrative	71.5	71.7
Other	0.8	1.3
Total operating expenses	72.3	73.0
Operating income	43.8	21.7
Interest expense	(11.7)	(7.1)
Interest income	3.8	0.2
Other income (expense)	(1.8)	0.6
Income from continuing operations before income taxes	34.1	15.4
Income tax expense	(8.1)	(3.2)
Income from continuing operations	26.0	12.2
Income from discontinued operations, including gain on sale, net of tax	11.4	4.9
Net income	37.4	17.1
Less: net income attributable to redeemable non-controlling interest	—	0.3
Net income attributable to EnPro Industries, Inc.	$37.4	$16.8

Income attributable to EnPro Industries, Inc. common shareholders:
Income from continuing operations, net of tax	$26.0	$11.9
Income from discontinued operations, including gain on sale, net of tax	11.4	4.9
Net income attributable to EnPro Industries, Inc.	$37.4	$16.8

Basic earnings per share attributable to EnPro Industries, Inc.:
Continuing operations	$1.25	$0.57
Discontinued operations	0.55	0.24
Basic earnings per share	$1.80	$0.81
Average common shares outstanding	20.8	20.8

Diluted earnings per share attributable to EnPro Industries, Inc.:
Continuing Operations	$1.24	$0.57
Discontinued operations	0.55	0.24
Diluted earnings per share	$1.79	$0.81
Average common shares outstanding	20.9	20.9

EnPro Industries, Inc.
Consolidated Statements of Cash Flows (Unaudited)
For the Three Months Ended March 31, 2023 and 2022
(In Millions)
	2023	2022
Operating activities of continuing operations
Net income	$37.4	$17.1
Adjustments to reconcile net income to net cash provided by operating activities of continuing operations:
Income from discontinued operations, net of taxes	(11.4)	(4.9)
Taxes related to sale of discontinued operations	(3.5)	—
Depreciation	6.0	6.4
Amortization	17.6	19.6
Deferred income taxes	(0.4)	(0.7)
Stock-based compensation	2.4	1.5
Other non-cash adjustments	1.1	2.2
Change in assets and liabilities, net of effects of divestitures of businesses:
Accounts receivable, net	(11.5)	(11.6)
Inventories	(4.9)	(3.5)
Accounts payable	(4.6)	6.4
Other current assets and liabilities	(0.9)	(7.9)
Other non-current assets and liabilities	(0.9)	2.8
Net cash provided by operating activities of continuing operations	26.4	27.4
Investing activities of continuing operations
Purchases of property, plant and equipment	(5.0)	(3.0)
Proceeds from sale of businesses	25.3	0.4
Purchase of short-term investments	(35.0)	—
Other	(0.1)	0.1
Net cash used in investing activities of continuing operations	(14.8)	(2.5)
Financing activities of continuing operations
Proceeds from debt	—	4.5
Repayments of debt	(4.0)	(52.4)
Dividends paid	(6.2)	(5.9)
Other	(1.8)	(6.6)
Net cash used in financing activities of continuing operations	(12.0)	(60.4)
Cash flows of discontinued operations
Operating cash flows	(0.6)	(0.2)
Investing cash flows	—	(1.0)
Net cash used in discontinued operations	(0.6)	(1.2)
Effect of exchange rate changes on cash and cash equivalents	2.7	(8.0)
Net increase (decrease) in cash and cash equivalents	1.7	(44.7)
Cash and cash equivalents at beginning of period	334.4	338.1
Cash and cash equivalents at end of period	$336.1	$293.4

Supplemental disclosures of cash flow information:
Cash paid (received) during the period for:
Interest, net	$7.0	$0.1
Income taxes, net	$(0.1)	$1.7

EnPro Industries, Inc.
Consolidated Balance Sheets (Unaudited)
As of March 31, 2023 and December 31, 2022
(In Millions)
	March 31,	December 31,
	2023	2022
Current assets
Cash and cash equivalents	$336.1	$334.4
Short-term investments	35.0	—
Accounts receivable, net	149.4	137.1
Inventories	157.1	151.9
Prepaid expenses and other current assets	37.7	44.9
Current assets held for sale	—	15.9
Total current assets	715.3	684.2
Property, plant and equipment, net	184.7	185.2
Goodwill	866.1	863.8
Other intangible assets	783.8	799.8
Other assets	121.6	114.8
Total assets	$2,671.5	$2,647.8

Current liabilities
Current maturities of long-term debt	$15.6	$15.6
Accounts payable	68.9	73.4
Accrued expenses	115.4	120.2
Current liabilities held for sale	—	2.3
Total current liabilities	199.9	211.5
Long-term debt	771.2	775.1
Deferred taxes and non-current income taxes payable	136.3	136.5
Other liabilities	111.1	111.7
Total liabilities	1,218.5	1,234.8

Redeemable non-controlling interests	17.9	17.9

Shareholders’ equity
Common stock	0.2	0.2
Additional paid-in capital	300.8	299.2
Retained earnings	1,161.5	1,130.2
Accumulated other comprehensive loss	(26.2)	(33.3)
Common stock held in treasury, at cost	(1.2)	(1.2)
Total shareholders’ equity	1,435.1	1,395.1
Total liabilities and equity	$2,671.5	$2,647.8

EnPro Industries, Inc.
Segment Information (Unaudited)
For the Three Months Ended March 31, 2023 and 2022
(Dollars in Millions)

Sales
	2023	2022
Sealing Technologies	$173.3	$153.6
Advanced Surface Technologies	109.4	116.7
	282.7	270.3
Less: intersegment sales	(0.1)	(0.2)
	$282.6	$270.1

Income from continuing operations attributable to EnPro Industries, Inc.	$26.0	$11.9

Earnings before interest, income taxes, depreciation,
amortization and other selected items (Adjusted Segment EBITDA)
	2023	2022
Sealing Technologies	$49.7	$34.3
Advanced Surface Technologies	29.5	34.9
	$79.2	$69.2

Adjusted Segment EBITDA Margin
	2023	2022
Sealing Technologies	28.7%	22.3%
Advanced Surface Technologies	27.0%	29.9%
	28.0%	25.6%

Reconciliation of Adjusted Segment EBITDA to Income from Continuing Operations Attributable to EnPro Industries, Inc.
	2023	2022
Income from continuing operations attributable to EnPro Industries, Inc.	$26.0	$11.9
Plus: net income attributable to redeemable non-controlling interests	—	0.3
Income from continuing operations	26.0	12.2
Income tax expense	(8.1)	(3.2)
Income from continuing operations before income taxes	34.1	15.4
Acquisition and divestiture expenses	—	0.2
Non-controlling interest compensation allocation[1]	0.4	(0.9)
Amortization of the fair value adjustment to acquisition date inventory	—	10.3
Restructuring and impairment expense	0.4	0.3
Depreciation and amortization expense	23.5	25.9
Corporate expenses	10.7	12.9
Interest expense, net	7.9	6.9
Other expense (income), net	2.2	(1.8)
Adjusted Segment EBITDA	$79.2	$69.2

Adjusted Segment EBITDA is total segment revenue reduced by operating expenses and other costs identifiable with the segment, excluding acquisition and divestiture expenses, restructuring and impairment expense, non-controlling interest compensation, amortization of the fair value adjustment to acquisition date inventory, and depreciation and amortization.

Corporate expenses include general corporate administrative costs. Expenses not directly attributable to the segments, corporate expenses, net interest expense, gains/losses related to the sale of assets, and income taxes are not included in the computation of Adjusted Segment EBITDA. The accounting policies of the reportable segments are the same as those for the Company.

1Non-controlling interest compensation allocation represents compensation expense adjustment associated with a portion of the rollover equity from the acquisitions of LeanTeq and Alluxa that is subject to reduction for certain types of employment terminations of the LeanTeq and Alluxa sellers and is directly related to the terms of the respective acquisitions. This expense will continue to be recognized as compensation expense over the term of the put and call options associated with the acquisitions unless certain employment terminations have occurred. The LeanTeq non-controlling interests were acquired by EnPro in December 2022.

EnPro Industries, Inc.
Adjusted Segment EBITDA Reconciling Items by Segment (Unaudited)
For the Three Months Ended March 31, 2023 and 2022
(In Millions)

	Three Months Ended March 31, 2023
	Sealing Technologies	Advanced Surface Technologies	Total Segments
Non-controlling interest compensation allocation[1]	$—	$0.4	$0.4
Restructuring and impairment expense	$—	$0.4	$0.4
Depreciation and amortization expense	$6.3	$17.2	$23.5

	Three Months Ended March 31, 2022
	Sealing Technologies	Advanced Surface Technologies	Total Segments
Acquisition and divestiture expenses	$—	$0.2	$0.2
Non-controlling interest compensation allocation[1]	$—	$(0.9)	$(0.9)
Amortization of the fair value adjustment to acquisition date inventory	$—	$10.3	$10.3
Restructuring and impairment expense	$0.3	$—	$0.3
Depreciation and amortization expense	$6.8	$19.1	$25.9

1Non-controlling interest compensation allocation represents compensation expense associated with a portion of the rollover equity from the acquisitions of LeanTeq and Alluxa that is subject to reduction for certain types of employment terminations of the LeanTeq and Alluxa sellers and is directly related to the terms of the respective acquisitions. This expense will continue to be recognized as compensation expense over the term of the put and call options associated with the acquisitions unless certain employment terminations have occurred.The LeanTeq non-controlling interests were acquired by EnPro in December 2022.

EnPro Industries, Inc.
Reconciliation of Income from Continuing Operations Before Income Taxes to Adjusted Income from Continuing Operations Attributable to EnPro Industries, Inc. and Adjusted Diluted Earnings Per Share (Unaudited)
For the Three Months Ended March 31, 2023 and 2022
(In Millions, Except Per Share Data)

	2023				2022
	$	Average common shares outstanding, diluted	Per Share		$	Average common shares outstanding, diluted	Per Share
Income from continuing operations attributable to EnPro Industries, Inc.	$26.0	20.9	$1.24		$11.9	20.9	$0.57
Net income attributable to redeemable non-controlling interests	—				0.3
Income tax expense	8.1				3.2
Income from continuing operations before income taxes	34.1				15.4

Adjustments from selling, general, and administrative:
Acquisition and divestiture expenses	—				0.6
Non-controlling interest compensation allocations[1]	0.3				(0.9)
Amortization of acquisition-related intangible assets	17.2				18.9
Adjustments from other operating expense and cost of sales:
Restructuring and impairment expense	0.8				1.3
Amortization of the fair value adjustment to acquisition date inventory	—				10.2
Adjustments from other non-operating expense:
Environmental reserve adjustment	0.1				(0.3)
Costs associated with previously disposed businesses	0.2				0.2
Pension expense (income) (non-service cost)	0.4				(0.8)
Foreign exchange losses related to the divestiture of a discontinued operation[2]	0.7				—
Other adjustments:
Other	0.4				0.2
Adjusted income from continuing operations before income taxes	54.2				44.8
Adjusted income tax expense	(13.5)				(12.1)
Net income attributable to redeemable non-controlling interests	—				(0.3)
Adjusted income from continuing operations attributable to EnPro Industries, Inc.	$40.7	20.9	$1.95	3	$32.4	20.9	$1.56	3

Management of the Company believes that it would be helpful to the readers of the financial statements to understand the impact of certain selected items on the Company's reported net income attributable to EnPro Industries, Inc. and diluted earnings per share attributable to EnPro Industries, Inc., including items that may recur from time to time. The items adjusted for in this schedule are those that are excluded by management in budgeting or projecting for performance in future periods, as they typically relate to events specific to the period in which they occur. This presentation enables readers to better compare EnPro Industries, Inc. to other diversified industrial manufacturing companies that do not incur the sporadic impact of restructuring activities, costs associated with previously disposed of businesses, acquisitions and divestitures, or other selected items. The adjustments in the table above relate solely to expenses attributable to EnPro Industries, Inc. and have been adjusted to remove any amounts attributable to non-controlling interests.
Management acknowledges that there are many items that impact a company's reported results and this list is not intended to present all items that may have impacted these results.
Other adjustments are included in selling, general, and administrative, cost of sales, and other operating expenses on the consolidated statements of operations.
The adjusted income tax expense presented above is calculated using a normalized company-wide effective tax rate excluding discrete items of 25.0% and 27.0% for 2023 and 2022, respectively. Per share amounts were calculated by dividing by the weighted-average shares of diluted common stock outstanding during the periods.
1Non-controlling interest compensation allocation represents compensation expense adjustment associated with a portion of the rollover equity from the acquisitions of LeanTeq and Alluxa that is subject to reduction for certain types of employment terminations of the LeanTeq and Alluxa sellers and is directly related to the terms of the respective acquisitions. This expense will continue to be recognized as compensation expense over the term of the put and call options associated with the acquisitions unless certain employment terminations have occurred. The LeanTeq non-controlling interests were acquired by EnPro in December 2022.
2In connection with the sale of GGB, accounted for as a discontinued operation, in the fourth quarter of 2022, we issued an intercompany note between a domestic and foreign entity that was denominated in a foreign currency. As a result of this note, we recorded a loss due to the change in exchange rate during the first quarter of 2023. In January 2023, we hedged the outstanding notes and expect future gains or losses to be minimal.
3Adjusted diluted earnings per share.

EnPro Industries, Inc.
Reconciliation of Income from Continuing Operations Attributable to EnPro Industries, Inc. to Adjusted EBITDA (Unaudited)
For the Three Months Ended March 31, 2023 and 2022
(In Millions)
	Three Months Ended
	March 31,
	2023	2022
Income from continuing operations attributable to EnPro Industries, Inc.	$26.0	$11.9
Net income attributable to redeemable non-controlling interests	—	0.3
Income from continuing operations	26.0	12.2

Adjustments to arrive at earnings before interest, income taxes, depreciation, amortization, and other selected items (Adjusted EBITDA):
Interest expense, net	7.9	6.9
Income tax expense	8.1	3.2
Depreciation and amortization expense	23.6	26.1
Restructuring and impairment expense	0.8	1.3
Environmental reserve adjustment	0.1	(0.3)
Costs associated with previously disposed businesses	0.2	0.2
Acquisition and divestiture expenses	—	0.6
Pension expense (income) (non-service cost)	0.4	(0.8)
Non-controlling interest compensation allocation[1]	0.4	(0.9)
Amortization of the fair value adjustment to acquisition date inventory	—	10.3
Foreign exchange losses related to the divestiture of a discontinued operation[2]	0.7	—
Other	0.4	0.2
Adjusted EBITDA	$68.6	$59.0

1Non-controlling interest compensation allocation represents compensation expense associated with a portion of the rollover equity from the acquisitions of LeanTeq and Alluxa that is subject to reduction for certain types of employment terminations of the LeanTeq and Alluxa sellers and is directly related to the terms of the respective acquisitions. This expense will continue to be recognized as compensation expense over the term of the put and call options associated with the acquisitions unless certain employment terminations have occurred. The LeanTeq non-controlling interests were acquired by EnPro in December 2022.

2In connection with the sale of GGB, accounted for as a discontinued operation, in the fourth quarter of 2022, we issued an intercompany note between a domestic and foreign entity that was denominated in a foreign currency. As a result of this note, we recorded a loss due to the change in exchange rate during the first quarter of 2023. In January 2023, we hedged the outstanding notes and expect future exchange rate gains or losses to be minimal.

Supplemental disclosure: Adjusted EBITDA as presented also represents the amount defined as "EBITDA" under the indenture governing the Company's 5.75% Senior Notes due 2026. For the three months ended March 31, 2023 approximately 46% of the adjusted EBITDA as presented above was attributable to EnPro's subsidiaries that do not guarantee the Company's 5.75% Senior Notes due 2026.

EnPro Industries, Inc.
Reconciliation of Free Cash Flow (Unaudited)
(In Millions)

Free Cash Flow - Three Months Ended March 31, 2023
Net cash provided by operating activities of continuing operations	$26.4
Purchases of property, plant, and equipment	(5.0)
Free cash flow	$21.4

Free Cash Flow - Three Months Ended March 31, 2022
Net cash provided by operating activities of continuing operations	$27.4
Purchases of property, plant, and equipment	(3.0)
Free cash flow	$24.4